CONFIDENTIAL TREATMENT REQUESTED

                             CROSS-LICENSE AGREEMENT

         This Agreement is made by and between ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a principal place of business at 345 Park Avenue, San Jose, California 95110-2704 ("Adobe"), and INFODATA SYSTEMS INC., a Virginia corporation having a principal place of business at 12150 Monument Drive, Suite 400, Fairfax, Virginia 22033 ("Infodata"), effective as of December 3, 1997 (the "Effective Date").

                                    RECITALS

         A. Adobe owns certain computer programs which are useful in producing, viewing and transmitting documents in heterogeneous computing environments, known collectively as the Adobe Acrobat(R) software products ("Acrobat").

         B. Infodata owns all right, title and interest to the Win 32 Re:mark(R)
2.04 software and related Documentation (the "Re:mark Software"). Infodata is currently performing development work to modify the Re:mark Software in order to provide annotation functionality for Adobe's Acrobat product and to incorporate the modified software (the "Modified Re:mark Software") into Acrobat for this purpose. Infodata is performing the development work pursuant to a separate Consulting Agreement between Adobe and Infodata (the "Consulting Agreement"), a copy of which is attached as EXHIBIT A.

         C. Adobe wishes to acquire, and Infodata wishes to grant to Adobe, an exclusive license to that portion of the Modified Re:mark Software known as the "Residual Re:mark Software," and a non-exclusive license to the remainder of the Modified Re:mark Software, which software is further described in EXHIBIT B ("Description of Modified Re:mark Software"). Adobe also wishes to acquire, and Infodata wishes to grant to Adobe, an option to purchase in the future all right, title and interest in the Residual Re:mark Source Code.

         D. Adobe owns all right, title and interest in the * software (the " * Software").

         E. Infodata wishes to acquire, and Adobe wishes to grant to Infodata, a non-exclusive license to the * Software.

         F. The purposes of this Agreement are for Infodata to license the Modified Re:mark Software to Adobe; to provide Adobe with an option to purchase the Residual Re:mark Software portion of such software; to set forth certain marketing arrangements between the parties with respect to the license of the Modified Re:mark Software; and for Adobe to license the *
  Software to Infodata.
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         The parties therefore agree as follows:



                                    AGREEMENT

1.       DEFINITIONS

         1.1 " * SOFTWARE" shall mean the * software program and Documentation delivered by Adobe to Infodata pursuant the license set forth in Section 3.6 hereof.

         1.2 "COMMENCEMENT DATE" shall mean the date upon which delivery and acceptance by Adobe of the Release Candidate of the Modified Re:mark Software has been completed in accordance with the Consulting Agreement.

         1.3 "COMMON SHARED LIBRARY" shall mean that portion of the Re:mark Software consisting of a common shared library pertaining to functionalities other than annotation, in both Object Code and Source Code form. Approximately fifteen percent (15%) of the Re:mark Software consists of the Common Shared Library.

         1.4  "DOCUMENTATION"  shall  mean  all  technical  documentation  for a software product in licensor's possession, including flowcharts, program procedures and descriptions (including descriptions of the Source Code and build procedures for the Object Code), procedures for maintenance and modification, testing data and similar written material relating to the design, structure and implementation of the software product.

         1.5 "END USER" shall mean a third party who purchases a product or component for its ordinary business purposes, but not for redistribution or resale.

         1.6 "EXCLUSIVE PERIOD" shall mean that period of time beginning on the Commencement Date and ending on the third anniversary of the Commencement Date.

         1.7 "GRAMMAR CALLS" shall mean that portion of the Re:mark Software that consists of a collection of VFC grammar calls for annotation and publishing, in both Object Code and Source Code form.

         1.8 "INITIAL INFODATA * PRODUCT" shall have the meaning set forth in PARAGRAPH 3.6.4.

         1.9 "INTELLECTUAL PROPERTY RIGHTS" shall mean all intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation, all (i) patents, patent applications, and patent rights; (ii) rights

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associated   with   works  of   authorship   including   copyrights,   copyright
applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the production of trade secrets and confidential information; (iv) any rights analogous to these set forth in this PARAGRAPH 1.9 and any other proprietary rights relating to intellectual property; and (v) divisions, continuations, renewals, reissues and extension of the foregoing (as and to the extent applicable) now existing, hereafter filed, used or acquired.

         1.10 "LICENSE FEE" shall have the meaning set forth in PARAGRAPH 7.1.

         1.11 "LICENSED SOFTWARE" shall mean software to which a party obtains license rights pursuant to this Agreement; that is, with respect to the licenses granted by Infodata to Adobe herein, the Modified Re:mark Software; and with respect to the licenses granted by Adobe to Infodata herein, the * Software.

         1.12 "MODIFIED RE:MARK SOFTWARE" shall mean the Re:mark Software as modified by Infodata to meet Adobe's specifications for incorporation into Adobe's Acrobat software products, in accordance with the Consulting Agreement. The Modified Re:mark Software licensed hereunder consists of the following components of the Re:mark Software, as modified pursuant to the Consulting
Agreement: (i) the Common Shared Library, (ii) the Grammar Calls, and (iii) the Residual Re:mark Software.

         1.13 "NET REVENUE" shall mean the gross amount of all cash, in kind or other consideration received by Infodata at any time in consideration of the licensing or other distribution of the * Software or VFC, as the case may be, excluding any amounts received by Infodata for sales and use taxes, shipping, insurance, duties, credits, and returns.

         1.14 "OBJECT CODE" shall mean the machine executable object code form of a software program.

         1.15 "OPTION EXERCISE PERIOD" shall have the meaning set in forth in PARAGRAPH 5.

         1.16     "PDF" shall mean Adobe Portable Document Format.

         1.17 "RELEASE CANDIDATE" shall mean that version of the Modified Re:mark Software for which the following are true, as further described in the Consulting Agreement: (i) the alpha version and the beta version of the product have already been delivered and accepted; (ii) the alpha version and the beta version have been tested and substantially all of the bugs have been fixed so that the software performs at a level consistent with recently released products from Adobe; (iii) the product has been successfully tested for viruses; and (iv) all media, including floppy disks, if applicable, are completed.

         1.18 "RE:MARK SOFTWARE" shall mean the Win 32 Re:mark 2.04 software and related Documentation.

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         1.19  "RESIDUAL  RE:MARK  SOFTWARE"  shall  mean  all  portions  of the
Modified Re:mark Software other than the Common Shared Library and the Grammar Calls, in both Object Code and Source Code form.

         1.20 "SOURCE CODE" shall mean the human readable, source code version of a software program and the build environment required to compile the Source Code of the software program into the Object Code version thereof.

         1.21 "VFC" shall mean the commercially available product developed and marketed by Infodata under the name VFC (which stands for "Virtual File Cabinet") that allows End Users to create, store, organize and publish information using Web technology. VFC consists of the VFC Document Web Server, the foundation layer of VFC; Bridging Technology, enablers for scalable server communications; and client-based Extensions, which add functionality to the VFC Document Server.

         1.22 "WARRANTY PERIOD" shall have the meaning set in forth in PARAGRAPH 9.5.

2.       SOFTWARE DEVELOPMENT, DELIVERY AND ACCEPTANCE PROCESS.

         2.1 SOFTWARE DEVELOPMENT AND ACCEPTANCE PROCESS. The software development to be performed by Infodata for Adobe, including the specifications and acceptance process therefor, shall be performed in accordance with the Consulting Agreement.

         2.2 DELIVERY. Following acceptance by Adobe of the Release Candidate in accordance with the Consulting Agreement, Infodata will deliver the Modified Re:mark Software and the associated Documentation to Adobe. The Modified Re:mark Software will be delivered telephonically, provided that Adobe bears the costs of such telephonic transmission. Infodata agrees not to deliver to Adobe any Modified Re:mark Software deliverable under this Agreement in any tangible medium unless otherwise expressly directed by Adobe in advance. Coincident with the telephonic transmission of such deliverable items in each instance, Infodata shall execute and deliver to Adobe a certificate within fifteen (15) days of transmission and in a form acceptable to Adobe, which certificate shall contain at a minimum: the date of transmission, the times such transmission was commenced and concluded, the name(s) of Infodata personnel who made the transmission, the signature(s) of such personnel and a general description of the nature of the item(s) transmitted sufficient to distinguish the transmission from other transmissions.

3.       LICENSES.

         3.1 MODIFIED RE:MARK SOFTWARE LICENSES. Infodata hereby grants to Adobe the following licenses as of the Commencement Date:

               3.1.1 EXCLUSIVE LICENSE TO RESIDUAL RE:MARK SOFTWARE. An unrestricted, perpetual, irrevocable, fully-paid up, worldwide, royalty-free and exclusive license under all of Infodata's Intellectual Property Rights in the Residual Re:mark Software to use, reproduce, modify and create derivative works from, distribute, publicly perform, publicly display, make, have made, sell, offer for sale, and import the Residual Re:mark Software by all means now


                                       -4-


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known or later  developed.  The  foregoing  license  shall  include the right to sublicense any or all of such rights though one or more tiers of sublicensees. For purposes of this PARAGRAPH 3.1.1, "exclusive" shall mean that Infodata shall have no rights to the Residual Re:mark Software except to use it as necessary for Infodata to enable interoperability between VFC and such version(s) of Acrobat that incorporate the Residual Re:mark Software, provided that such use does not (i) compete with Adobe products or (ii) create or enable features or functionality that serve as a substitute for PDF; provided further that Infodata's rights to the Residual Re:mark Software as required for Infodata to enable interoperability between VFC and such version(s) of Acrobat that incorporate the Residual Re:mark Software shall be a limited right to use internal and external interfaces and protocols as the parties determine (collectively, the "Protocols") that manage and internetwork the Modified Residual Re:mark Software elements incorporated in such version(s) of Acrobat to interoperate with VFC. Notwithstanding the foregoing, Adobe may, but is not obligated to, grant to Infodata additional licenses to use such Residual Re:mark Software during the Exclusive Period on mutually agreeable terms and conditions. The foregoing license shall be exclusive until the end of the Exclusive Period, at which time the license shall become nonexclusive if Adobe has elected not to exercise its option to purchase the Residual Re:mark Software pursuant to PARAGRAPH 5 ("Option to Purchase Residual Re:mark Software"). Adobe acknowledges and understands that Infodata is in the business of software development and that it shall continue to develop software products, including annotation applications, subject to Adobe's rights with regard to the Residual Re:mark Software.

               3.1.2  NON-EXCLUSIVE  LICENSE TO THE COMMON  SHARED  LIBRARY  AND
GRAMMAR CALLS. An unrestricted, perpetual, irrevocable, fully-paid up, worldwide, royalty-free and non-exclusive license under all of Infodata's Intellectual Property Rights in the Common Shared Library and Grammar Calls to use, reproduce, modify and create derivative works from, distribute, publicly perform, publicly display, make, have made, sell, offer for sale and import the Common Shared Library and Grammar Calls by all means now known or later developed. Notwithstanding the foregoing, Adobe shall have no right to modify the Grammar Calls, although Infodata acknowledges and agrees that Adobe retains the right to develop new grammar calls or extensions to the Grammar Calls. The foregoing license shall include the right to sublicense any or all of such rights though one or more tiers of sublicensees.

         3.2 END USER LICENSES. Adobe may grant End Users the non-exclusive right to use the Modified Re:mark Software pursuant to the terms of its then-current end user license agreement, which end user license agreement shall be no less protective than the terms as are set forth in EXHIBIT C ("Adobe End User License Agreement"). Adobe's obligations under this PARAGRAPH 3.2 ("End User Licenses") shall terminate upon Adobe's exercise of the Option to Purchase Residual Re:mark Software.

         3.3 FURTHER ASSISTANCE. Infodata agrees to perform all acts deemed reasonably necessary or desirable by Adobe to permit and assist Adobe, at Adobe's expense, to obtain and enforce the full benefits throughout the world of Adobe's license in the Modified Re:mark Software set forth herein, including but not limited to the execution of documents and assistance or cooperation in the registration and enforcement of the applicable Modified Re:mark Software. By way of example and in no way as a limitation on the foregoing, Infodata acknowledges
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                                       -5-


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it will register the Re:mark  Software with the United States  Copyright  Office and will provide Adobe with copies of the foregoing registration. Infodata further agrees to assist Adobe in registering its exclusive license to the Residual Re:mark Software. In the event that Adobe is unable for any reason whatsoever to secure a signature on behalf of Infodata to any document it believes is reasonably required in order to apply for or execute any patent, copyright or other application with respect to the exercise of its rights set forth herein, Infodata hereby irrevocably designates and appoints Adobe and its duly authorized officers and agents as their agents and their attorneys-in-fact to act for and in their benefit and instead of them, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by Infodata.

         3.4 PATENTS. In the event that Infodata is issued any patents based on the Modified Re:mark Software, Infodata shall not assert such patent rights against Adobe for its use of the Modified Re:mark Software pursuant to the licenses granted in PARAGRAPH 3.1 ("Modified Re:mark Software Licenses").

         3.5 TRADEMARK LICENSE. Effective upon the Commencement Date, Infodata shall grant to Adobe a perpetual, irrevocable, worldwide, royalty-free and fully paid license to use the "Re:mark' trademark in connection with Adobe's marketing and distribution of the Modified Re:mark Software. In addition, Infodata hereby grants to Adobe a worldwide, royalty-free and fully paid license to use the "Infodata" and "VFC" trademarks and such other trademark licenses as are necessary for Adobe to fulfill its marketing obligations under Section 6 of this Agreement.

         3.6 * SOFTWARE LICENSE. Adobe hereby grants to Infodata the following license as of the Effective Date:

               3.6.1 * SOFTWARE SOURCE CODE LICENSE. A perpetual, irrevocable and nonexclusive license to use, reproduce, modify and create derivative works of the Source Code of the * Software. Infodata agrees that it will not (a) use the Source Code at any site other than the offices of Infodata, which offices shall be located in the United States; (b) disclose the Source Code of the * Software, or any portion thereof, to third parties; (c) reproduce the Source Code of the * Software, or any portion thereof, in any form or medium, except for archival storage; or (d) use the Source Code of the * Software for any purpose not specifically authorized in this Agreement. Infodata agrees to keep the Source Code of the * Software on a secure computer(s) with password access and that it will disclose the Source Code of the * Software only to those Infodata employees and independent contractors with a need to know, and all such employees and independent contractors will be required to sign a nondisclosure agreement no less restrictive than Infodata's standard agreement. Infodata agrees to allow Adobe to inspect a list of all such employees and independent contractors at Adobe's request if Adobe has reason to believe that the Source Code of the * Software may have been improperly disclosed.

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               3.6.2 * SOFTWARE OBJECT CODE LICENSE. An unrestricted, worldwide, perpetual, irrevocable and non-exclusive license to use, reproduce, distribute, sublicense, publicly perform and display, make, and have made the Object Code of the * Software and any modified versions thereof created by Infodata pursuant to PARAGRAPH 3.6.1. Infodata may grant End Users the non-exclusive right to use the
* Software, in Object Code form only, pursuant to the terms of its then-current end user license agreement, which end user license agreement shall be no less protective than the terms as are set forth in EXHIBIT C ("Adobe End User License Agreement").

               3.6.3 PATENTS. In the event that Adobe is issued any patents based on the * Software, Adobe shall not assert such patent fights against Infodata for its use of the * Software pursuant to licenses granted in PARAGRAPH
3.6.1 and PARAGRAPH 3.6.2 (the " * Software Licenses").

               3.6.4 LIMITATIONS ON ADOBE. Notwithstanding the non-exclusive nature of * Software Licenses, Adobe agrees that (i) it will not develop and market a stand-alone product based substantially on the * Software that competes with Infodata's first commercially released stand-alone product based on the * Software (the "Initial Infodata * Product") (ii) nor will Adobe sublicense the * Software to a third party with rights to develop and market a stand-alone product based substantially on the * Software that competes with the Initial Infodata Product.

               3.6.5 OWNERSHIP OF INFODATA MODIFICATIONS TO * . Infodata will own any modifications to the * Software that Infodata develops, subject to Adobe's ownership rights in the * Software, which Adobe expressly retains and reserves, and the * Software, as modified, will continue to be subject to the terms and conditions of this Agreement.

4.       PROPRIETARY RIGHTS AND LEGENDS.

         4.1      PROPRIETARY NOTICES.

               4.1.1 BY ADOBE. Except for the rights expressly enumerated herein or in the Consulting Agreement which is EXHIBIT A hereto, as between Adobe and Infodata, Infodata will retain ownership of all Intellectual Property Rights in the Re:mark Software, unless and until Adobe exercises its the Option to Purchase Residual Re:mark Software. Adobe agrees that as a condition of its rights hereunder, each copy of the Modified Re:mark Software shall contain the proprietary notices of Infodata in a manner consistent with Adobe's past practice with respect to third-party proprietary notices placed in prior versions of the Acrobat product; provided, however, that this obligation with respect to the Residual Re:mark Software shall expire in the event that Adobe exercises its Option to Purchase Residual Re:mark Software pursuant to the

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terms  of  Paragraph  5  hereof.  In  addition,  Adobe  shall  have  such  other proprietary notices as are required pursuant to Section 6.3 hereof.

               4.1.2 BY INFODATA. Except for the rights expressly enumerated herein, as between Adobe and Infodata, Adobe will retain ownership of all Intellectual Property Rights in the * Software. Infodata agrees that as a condition of its rights hereunder, each copy of the * Software shall contain the same proprietary notices which appear on or in such * Software provided by Adobe to Infodata and as otherwise reasonably required by Adobe. More specifically, Infodata agrees that a valid Adobe copyright notice for the * Software will appear on the media, or, in the case of Object Code executing on a workstation or other host-based system, displayed on the single user screen of the workstation or other hostbased system when the Object Code is first invoked during an End User session, in the following format or such other format as Adobe specifies by written notice to Infodata:

               "Contains Adobe(R) Acrobat(R) Media Editor and Browser licensed from Adobe Systems Incorporated. Copyright (C) 19__ Adobe Systems Incorporated. All rights reserved."

The copyright data shall be the first publication date of the Initial Infodata * Product. Presence of a copyright notice does not constitute an acknowledgment of publication,

         4.2 U.S. GOVERNMENT END USERS. When distributing Licensed Software to a U.S. Government End User, each party shall identify the Licensed Software and related Documentation as a "commercial item," as that term is defined at 48 C.F.R. 2.101 (OCT 1995), and more specifically shall identify the Licensed Software and related Documentation as "commercial computer software" and "commercial computer software documentation," as such terms are used in 48
C.F.R.  12.212  (SEPT  1995).  Consistent  with 48 C.F.R.  12.212  and 48 C.F.R.
227.7202-1 through 227.7202-4 (JUNE 1995), each party will provide the Licensed Software and related Documentation to U.S. Government End Users (a) only as a Commercial Item and (b) with only those rights as are granted to all other End Users pursuant to the terms and conditions herein.

         4.3 FOREIGN GOVERNMENT AGREEMENTS. Each party will take all reasonable steps in making proposals and agreements with foreign governments other than the United States which involve the Licensed Software and related Documentation to ensure that the other party's proprietary rights in such Licensed Software and related Documentation receive the maximum protection available from such foreign government for commercial computer software and related documentation developed at private expense.

5. OPTION TO PURCHASE RESIDUAL RE:MARK SOFTWARE. In the event that the licenses described in PARAGRAPH 3.1 ("Modified Re:mark Software Licenses") hereof commence according to the terms provided herein, Adobe will have the right to purchase all Intellectual

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Property Rights in the Residual Re:mark Software and the "Re:mark" trademark for
Fifty Thousand Dollars ($50,000) at any time between the second and third-year anniversaries of the Effective Date of this Agreement (the "Option Exercise Period"), subject only to the grant of a limited license to Infodata to use the
Residual   Re:mark   Software   as  is   necessary   for   Infodata   to  enable
interoperability between VFC and such version(s) of Acrobat that incorporate the Modified Re:mark Software, provided that such use of the Residual Re:mark Software by Infodata does not (i) compete with Adobe products or (ii) create or enable features or functionality that serve as a substitute for PDF; provided further that Infodata's rights to the Residual Re:mark Software as required for Infodata to enable interoperability between VFC and such version(s) of Acrobat that incorporate the Residual Re:mark Software shall be a limited right to use internal and external interfaces and protocols as the parties determine (collectively, the "Protocols") that manage and internetwork the Modified Residual Re:mark Software elements incorporated in such version(s) of Acrobat to interoperate with VFC. Upon the commencement of the Option Exercise Period, Infodata shall give written notice to Adobe of the Option to Purchase Residual Re:mark Software. Adobe acknowledges and understands that Infodata is in the business of software development and that it shall continue to develop software products, including annotation applications, subject to Adobe's rights with regard to the Residual Re:mark Software.

6.       VFC

         6.1 VFC PRODUCT MARKETING. Infodata hereby appoints Adobe as a non-exclusive marketing representative for the Infodata VFC product with rights to directly market VFC, and Adobe hereby accepts such appointment. In connection with such appointment, and subject to the terms of this Agreement, Infodata grants Adobe the non-exclusive right to (i) resell VFC and its Documentation,
(ii) use, display, and perform VFC and its Documentation for demonstration purposes, and (iii) use the "Infodata" and "VFC" trademarks.

         6.2 VFC BUTTON. In connection with the Modified Re:mark Software Licenses, Acrobat Exchange 4.x versions will include a button (the "VFC Button") which when clicked will produce a VFC splash screen, a link to Infodata's Web site, and other mutually-agreed upon functionality.

         6.3 PROPRIETARY NOTICES AND INFORMATION; PLACEMENT OF VFC BUTTON. In connection with the Modified Re:mark Software Licenses, Acrobat Exchange 4.x versions will include descriptive information and trademark notices regarding VFC in the "Help" and "About Plug- ins" pull-down options, provided that the size and placement of such notices shall be consistent with Adobe's past practice with respect to plug-in vendors described in prior versions of the Acrobat product. Adobe shall be entitled, in its sole discretion, to determine the size and placement of the VFC Button, the splash screen, and any and all proprietary notices; provided, however, that if Acrobat Exchange 4.x versions contain an annotation menu or annotation toolbar, Adobe will place the VFC Button within such menu, toolbar, or annotation options. Adobe shall not be obligated to include the VFC Button in Acrobat Reader unless Acrobat Reader contains an annotation menu, annotation toolbar, or annotation options. Adobe reserves the right not to include an annotation menu, annotation toolbar, or annotation options in either Acrobat Exchange 4.x or Acrobat Reader.

7.       PAYMENT, TAXES AND EXPENSES.

         7.1 BY ADOBE. In consideration for the licenses to the Modified Re:mark Software set forth in PARAGRAPH 3.1 ("Modified Re:mark Software Licenses") herein, Adobe shall pay One Million U.S. Dollars ($1,000,000) (the "License Fee") to Infodata, according to the following schedule:

               7.1.1 Upon execution of the Letter of Intent, dated October 24, 1997, between the parties with respect to this Agreement, Adobe paid Infodata, and Infodata acknowledges payment of, One Hundred Thousand Dollars ($100,000) as a refundable prepayment of the License Fee.

               7.1.2 Upon execution of this Agreement, Adobe shall pay Infodata Four Hundred Thousand Dollars ($400,000) as a refundable prepayment of the License Fee.

               7.1.3 Upon delivery and acceptance of the beta version of the Modified Re:mark Software pursuant to the terms of the Consulting Agreement, Adobe shall pay Infodata One Hundred Thousand Dollars ($100,000) as a refundable prepayment of the license Fee.

               7.1.4 On the Commencement Date, Adobe shall pay the remaining Four Hundred Thousand Dollars ($400,000) of the License Fee.

         7.2 REFUND OF PREPAYMENT. Because Adobe's license to the Modified Re:mark Software will not be effective, if at all, until delivery and acceptance of the Release Candidate of the Modified Re:mark Software, Infodata shall refund the payments described in PARAGRAPH 7.1 already made by Adobe in the event that either of the following occur: (i) Infodata fails to deliver the Release Candidate of the Modified Re:mark Software in accordance with the Consulting Agreement or (ii) Adobe does not accept the Release Candidate of the Modified Re:mark Software according to the acceptance procedures set forth in the Consulting Agreement.

         7.3      BY INFODATA.

               7.3.1 * ROYALTIES. In consideration for the * Software License, Infodata will pay to Adobe a royalty at the rate of five percent (5%) of the Net Revenue received from distribution of the * Software as a stand-alone product, as incorporated into another Infodata product, or as bundled with third party products. The royalties shall be paid only for the first two (2) years following the release of the Initial Infodata * Product, with an annual cap of Two Hundred Thousand Dollars ($200,000) on royalty payments each year, after which the license shall be deemed to be royalty-free and fully paid-up.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

               7.3.2 VFC BUTTON COMMISSIONS. In consideration for the actual use of a VFC Button and other marketing obligations undertaken by Adobe pursuant to PARAGRAPH 6 ("VFC Button"), Infodata agrees to pay Adobe commissions on sales of VFC in accordance with the following schedule:


                                              VFC Button Commissions

--------------------------------------------------------------------------------------------------------------------------
         Year After Commercial                  Estimated % of Units Sold                Commission as Percentage
        Release of Acrobat 4.0                     Through Acrobat 4.0                 of Net Revenue of the Basis
                                                      (the "Basis")
--------------------------------------------------------------------------------------------------------------------------
                   1                               60% of VFC product                               4%
                                                          sales

--------------------------------------------------------------------------------------------------------------------------
                   2                               50% of VFC product                               4%
                                                          sales

--------------------------------------------------------------------------------------------------------------------------
                   3                               33% of VFC product                               3%
                                                          sales

--------------------------------------------------------------------------------------------------------------------------

               7.3.3 TERMINATION OF COMMISSION OBLIGATIONS. Infodata's obligation to pay commissions pursuant to PARAGRAPH 7.3.2 ("VFC Button Commissions") shall terminate upon payment by Infodata to Adobe of two million dollars ($2,000,000) in VFC Button Commission payments in the aggregate.

               7.3.4 VFC MARKETING COMMISSIONS. In consideration for Adobe's efforts in its capacity as a marketing representative, Infodata will pay Adobe a commission at the rate of twenty percent (20%) of Infodata's Net Revenue from such Adobe direct sales of VFC.

         7.4 PAYMENTS AND REPORTS. Within thirty (30) days after the end of each calendar quarter, Infodata shall, during the applicable royalty periods, provide Adobe with a report indicating: (1) the Net Revenue from distribution of the * Software as a stand-alone product, as incorporated into another Infodata product, or as bundled with third party products; and (2) the Net Revenue from sales from me sales of VFC. Infodata shall provide Adobe with payment of the royalties due under PARAGRAPHS 7.3.1 through 7.3.4 based on the above calculations along with such report.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

         7.5 AUDIT RIGHTS. Adobe shall have the right to conduct an inspection and audit of all the accounting and sales books and records of Infodata pertaining to the transactions contemplated by Agreement during regular business hours at Infodata's offices and in such a manner as not to interfere with Infodata's normal business activities. In no event shall audits be made hereunder more frequently than every six (6) months. If such inspections disclose underreporting, Infodata shall promptly pay Adobe such amount, together with interest thereon at the rate of one and one-half percent (1 1/2%) per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due.

         7.6 TAXES. Each party agrees to be responsible for payment of its own sales, use, excise, import or export, value added or other tax or duty, as well as the collection or withholding thereof, including penalties and interest, imposed upon or arising out of this Agreement with respect to its own licensed software and the transactions contemplated herein. Both Adobe and Infodata will accept telephonic delivery of the Licensed Software.

         7.7 TRANSACTION EXPENSES. Adobe and Infodata will each be responsible for payment of their own liabilities, costs, obligations, or expenses, including but not limited to attorneys' and accountants' fees, incurred in connection with this Agreement and the transactions contemplated herein.

8.       MAINTENANCE AND SUPPORT.

         8.1 BY INFODATA. Infodata will provide all available written documentation (including product plans, product specifications and bug reports) related to the Re:mark Software and the Modified Re:mark Software. At Adobe's request, Infodata shall provide maintenance and support for the Modified Re:mark Software. The parties shall agree to the cost for such services prior to their commencement. Initial rates are specified in EXHIBIT A ("Consulting Agreement"). Infodata's support obligation shall be limited initially to Acrobat 4.0. The parties may agree to establish support arrangements for subsequent versions of Acrobat upon such terms as the parties may then agree.

         8.2 BY ADOBE. Adobe will provide all available written documentation (including product plans, product specifications, and bug reports) related to the * Software. Infodata acknowledges that the Adobe engineering team that developed the * Software is no longer in existence, but Adobe offers to make commercially reasonable efforts to provide for consulting from such engineering resources as are available.

9.       REPRESENTATIONS AND WARRANTIES.

         Infodata represents and warrants as follows:

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

         9.1 OWNERSHIP AND AUTHORITY. Infodata is the sole and exclusive owner of all right, title and interest in the Re:mark Software and all Intellectual Property Rights associated therewith. The Re:mark Software and all Intellectual Property Rights associated with it are free and clear of all encumbrances, including, without limitation, security interests, liens, charges or other restrictions. Infodata represents and warrants that it has full power and authority to make and enter into this Agreement and to grant to Adobe the rights and licenses granted hereunder.

         9.2 NON-INFRINGEMENT. The Re:mark Software, the Modified Re:mark Software, when delivered, and VFC do not infringe or violate any third party's copyright, trademark, trade secret or U.S. Patent.

         9.3 NO OTHER LICENSES. Infodata has granted no licenses to the Re:mark Software or the Modified Re:mark Software or otherwise granted or agreed to grant any rights to any third party which conflict with the rights herein granted by Infodata to Adobe.

         9.4 CURRENT VERSION. The Modified Re:mark Software will contain all revisions, updates and changes of and to the Re:mark Software as of the date on which it is delivered to Adobe pursuant hereto.

         9.5 PERFORMANCE WARRANTY. For a period of one hundred and eighty (180) days following the Commencement Date (the "Warranty Period"), (i) the Source Code of the Modified Re:mark Software will compile into the Object Code of the Modified Re:mark Software to create the executable version of the Modified Re:mark Software, and (ii) the Modified Re:mark Software will substantially conform to the Specifications and the Documentation therefor and will not contain any defect which would in any material and adverse respect affect Adobe's use of the Modified Re:mark Software or the functioning of the Modified Re:mark Software. If, during the applicable Warranty Period, Adobe reports to Infodata a failure of such Modified Re:mark Software to conform to the foregoing warranty, Infodata, at its expense, shall use reasonable commercial efforts to modify or replace the Modified Re:mark Software in a timely manner to correct such failure.

         9.6 PROTECTION. Except as to independent contractors and consultants who have each executed a nondisclosure agreement no less restrictive than Infodata's standard agreement, the Source Code of the Re:mark Software has not been disclosed to any third party and Infodata has used and will continue to use safeguards to protect the Re:mark Software Source Code and the Modified Re:mark Software Source Code against disclosure to third parties, at least as protective as it uses to safeguard its most valuable proprietary information and in no event less than reasonable care.

         Adobe represents and warrants as follows:

         9.7 OWNERSHIP AND AUTHORITY. Adobe is the sole and exclusive owner of all right, title and interest in the * Software and all Intellectual Property Rights associated therewith. The * Software and all Intellectual Property Rights associated with it are free and clear of all encumbrances, including, without limitation, security interests, liens, charges or other restrictions. Adobe represents and warrants that it has full power and authority to make and enter into this Agreement and to grant to Infodata the rights and licenses granted hereunder.

         9.8 NON-INFRINGEMENT. The * Software does not infringe or violate any third party's copyright, trademark, trade secret, or U.S. Patent.

         9.9 REMEDY FOR BREACH OF REPRESENTATIONS AND WARRANTIES. Each party (the "Indemnifying Party") hereby indemnifies and holds the other party (the "Indemnitee") harmless with respect to all damages, costs, expenses (including reasonable attorneys' fees), and other liabilities or obligations of any nature incurred by the Indemnitee arising out of or relating to a breach by the Indemnifying Party of one or more the Indemnifying Party's representations and warranties herein. With respect to any third-party claim that is asserted against an Indemnitee for which the Indemnitee is entitled to indemnification, the Indemnitee will notify the Indemnifying Party of the claim as promptly as possible; however, the Indemnitee's failure to provide such notice will not relieve the Indemnifying Party of its obligation to indemnify the Indemnitee except and only to the extent that the Indemnifying Party suffers damages as a result of such failure. In the case of a breach of PARAGRAPH 9.2 ("Non-Infringement") or PARAGRAPH 9.8 ("Non-Infringement"), the Indemnifying Party will, at its option and expense, either (a) secure for the Indemnitee the right to continue using and, as applicable, reproducing and distributing the infringing Licensed Software or (b) replace or modify the infringing Licensed Software so that the substituted software, documentation, and other materials are noninfringing and have functionality no less than the infringing Licensed Software. The Indemnifying Party will have the right to conduct the defense of the claim and any settlement negotiations related thereto. The Indemnitee will, at the Indemnifying Party's reasonable request and expense (including but not limited to reasonable attorneys' fees), assist the Indemnifying Party in the defense of the claim, and the Indemnitee will have the right to participate in such defense at its expense. Notwithstanding the foregoing, the Indemnifying Party will have no obligation to indemnify Indemnitee for third-party infringement claims to the extent that such claims are based upon (i) modifications to the Licensed Software made by the Indemnitee or by a third party (other than the Indemnifying Party) on behalf of the Indemnitee or (ii) the combination of the Licensed Software, in Object Code or Source Code form, with third-party equipment or software not authorized by the Indemnifying Party or otherwise approved by the Indemnifying Party in its specifications or documentation. This indemnification provision shall apply to damages resulting from breaches which are discovered within three (3) years after the execution of this Agreement.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

10.      DISCLAIMER

         EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY ADDITIONAL WARRANTIES WITH RESPECT TO ITS SOFTWARE AND DOCUMENTATION, WHETHER EXPRESS, IMPLIED, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, STATUTORY OR OTHERWISE. IN PARTICULAR, ANY AND ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED.

11.      LIMITATION OF LIABILITY

         EXCEPT FOR A BREACH OF PARAGRAPH 9.2  ("NON-INFRINGEMENT") OR PARAGRAPH
9.8 ("NON-INFRINGEMENT"), IN NO EVENT SHALL ANY PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOSS OF USE OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES HOWSOEVER ARISING AND WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL INCLUDING, BUT NOT LIMITED TO, ANY DAMAGES RESULTING FROM LOSS OF USE OR PROFITS, IN EXCESS OF TWO MILLION DOLLARS (US $2,000,000).

12.      TERM AND TERMINATION.

         12.1 TERM. This Agreement will be effective from the Effective Date and shall remain in effect unless terminated pursuant PARAGRAPH 12.2 ("Termination for Material Breach").

         12.2 TERMINATION FOR MATERIAL BREACH. Adobe or Infodata may terminate this Agreement by written notice to the other party upon a failure of the other party to observe, keep or perform any of the material covenants, terms or conditions herein if such default continues for sixty (60) days after written notice by the other party.

         12.3 CONSEQUENCES. In the event of termination of this Agreement, the licenses granted hereunder are irrevocable and shall continue in perpetuity, it being agreed that the parties' sole remedy, if any, for any breach of this Agreement shall be an action for damages. The Following paragraphs shall also survive any termination of this Agreement: 1 ("Definitions"), 9 (Representations and Warranties"), 10 ("Disclaimer"), 11 ("Limitation of Liability"), 12.3
("Consequences") and 13 ("General"). Notwithstanding the foregoing, the * Software License, including without limitation all rights and licenses to the *

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

Software, shall terminate in the event of any termination caused by Infodata's failure to observe, keep or perform its obligations to restrict access to the Source Code of the * Software and otherwise protect its confidentiality as set forth in PARAGRAPH 3.6.1 (" * Software Source Code License").

13.      GENERAL.

         13.1 NO AGENCY. Each party will perform its obligations as an independent contractor and will be solely responsible for its own financial obligations. This Agreement will not create a joint venture, partnership, or principal and agent relationship between the parties. Neither party will have the authority or will represent that it has the authority to assume or create any obligation, express or implied, on behalf of the other, except as expressly provided herein.

         13.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of law, and the parties agree that the law of no other jurisdiction shall govern or be used to construe or interpret this Agreement. Any suit hereunder will be brought solely in the federal or state courts in the Northern District of California and the parties hereby submit to the personal jurisdiction hereof.

         13.3 MODIFICATION. This Agreement may be modified or amended only by a written agreement executed by an authorized representative of Adobe and Infodata.

         13.4 INVALID PROVISIONS. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

         13.5 NO ASSIGNMENT. No party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other parties which consent shall not unreasonably be withheld. Any assignment prohibited hereunder shall be null and void and shall constitute a material breach of this Agreement. All rights and obligations under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

         13.6 EXPORT. The parties agree not to export, directly or indirectly, any U.S. source technical data acquired from the other party or any products utilizing such data to countries outside the United States, if such export is in violation of the United States export laws or regulations.

--------
* Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

         13.7 BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by Infodata to Adobe or by Adobe to Infodata, as the case may be, are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses and rights to "intellectual property" as defined under Paragraph 101(60) of the Bankruptcy Code. The parties agree that Adobe and Infodata, each as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

         13.8 NOTICE. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the signatory of this Agreement at the address set forth below or such other address as either party may specify in writing. If the notice is to Adobe, a copy shall also be sent to the attention of its General Counsel. If the notice is to Infodata, a copy shall also be sent to the attention of Curtis Carlson at Infodata.

         To Adobe:                          Adobe Systems Incorporated
                                            345 Park Avenue
                                            San Jose, California  95110-2704
                                            Facsimile:  (408) 537-4060
                                            Attention:  George Cacioppo

         To Infodata:                       Infodata Systems Inc.
                                            12150 Monument Drive, Suite 400
                                            Fairfax, Virginia 22033
                                            Facsimile:  (703) 934-7154

         13.9 PUBLIC ANNOUNCEMENTS. Neither Adobe nor Infodata will make any public announcement concerning this Agreement or the matters set forth herein (other than to employees, shareholders or other parties with a need to know or as required by SEC disclosure rules) without the consent of the other party; provided, however, that in the event that Infodata is required by law to make a public announcement concerning the matters set forth in this Agreement, Infodata shall make the draft of such announcement available to Adobe prior to its release with sufficient time for Adobe to comment on the draft and Infodata shall make reasonable efforts to incorporate such comments in the draft. Adobe and Infodata agree to issue a mutually acceptable press release regarding this Agreement at such time as Adobe shall determine.

         13.10 NONDISCLOSURE; RETURN OF MATERIALS. Except where greater restrictions on disclosure are provided for herein, any and all information, correspondence, financial statements and records and other documents transmitted or communicated by either party to the other party shall be governed by the Master Agreement for Mutual Non-Disclosure of Information, dated April 4, 1996, by and between Adobe and Infodata, a copy of which is attached hereto as EXHIBIT D ("Master Agreement for Mutual Non-Disclosure of Information").

         13.11  PARAGRAPH   HEADINGS.   Paragraph   headings  are  inserted  for
convenience only and will not be considered to define, limit or affect the interpretation or construction of the Agreement.

         13.12 WAIVER. All waivers must be in writing executed by both parties. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or fight herein.

         13.13 ATTORNEYS' FEES. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover its costs, including expert witness fees and reasonable attorneys' fees therein.

         13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         13.15 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties hereto and supersedes any and all other prior or contemporaneous agreements, whether written or oral, between the parties relating to the same subject matter, except as may be subsequently provided in writing and agreed upon by the parties.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective representatives, duly authorized.

         ADOBE SYSTEMS INCORPORATED             INFODATA SYSTEMS, INC.


         By: /s/ George A. Caciuppo, Jr.        By: /s/ Richard M. Tworek
            --------------------------------       ----------------------------

         Print Name: George A. Caciuppo, Jr.    Print Name:  Richard M. Tworek
                    ------------------------               --------------------

         Title: Vice President                  Title: Executive Vice President
               -----------------------------          -------------------------

         Date: 12/3/97                          Date: 12/12/97
              ------------------------------          -------------------------